Exhibit 99.1

FOR IMMEDIATE RELEASE

ECHOSTAR AND GEMSTAR-TV GUIDE SIGN LICENSE AND DISTRIBUTION,

ASSET PURCHASE, AND SETTLEMENT AGREEMENTS

Agreement Includes Launch of TV Guide Channel and Extension of

TVG Network Distribution

EchoStar to Acquire Gemstar-TV Guide’s C-Band, UVTV Distribution and

SpaceCom Businesses and Related Assets

All Outstanding Litigation Between the Two Companies to be Resolved

Los Angeles and Englewood, Colo. (March 2, 2004) — Gemstar-TV Guide International, Inc. (Nasdaq: GMST) and EchoStar Communications Corporation (Nasdaq:DISH) today announced a long-term non-exclusive patent license and distribution agreement. The transaction includes a one-time payment by EchoStar of $190 million in cash for EchoStar to utilize Gemstar-TV Guide’s intellectual property and technology as well as the TV Guide brand on its interactive program guides (IPGs). Additionally, the two companies entered into distribution arrangements to provide for the launch and carriage of the TV Guide Channel as well as the extension of their existing distribution agreement for carriage of the TVG Network. EchoStar and Gemstar also signed an agreement to resolve all outstanding litigation between the two companies.

Separately, EchoStar signed an agreement to acquire Gemstar-TV Guide’s Superstar/Netlink Group LLC (SNG), UVTV distribution, and SpaceCom businesses and related assets for approximately $48 million in cash. Gemstar-TV Guide has also agreed to purchase from Wisdom Media Holdings Inc. the minority interest in SNG that Gemstar-TV Guide does not already own for $15 million in cash. The sale of the SNG, UVTV and SpaceCom businesses to EchoStar is subject to certain regulatory approvals and customary conditions. The effectiveness of the settlement, patent license and distribution agreements is subject to the closing of the sale of the C-band business.

“We’re happy to put our disagreements with Gemstar-TV Guide behind us, and we look forward to working with the new Gemstar team,” said Charles Ergen, EchoStar chairman and CEO. “EchoStar’s DISH Network is a complete entertainment choice for American consumers, delivering a wide range of programming coupled with exceptional value. Gemstar-TV Guide has a great brand, strong technology and compelling content. This alliance will provide our customers a new programming choice with the TV Guide Channel and continued carriage of TVG Network. Additionally, we are pleased with our agreement to acquire Gemstar’s C-band assets, and we believe that we can offer C-band customers more choices with DISH Network.”

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“This agreement allows us to put our differences with EchoStar in the past and start working with one of the visionaries in the pay television industry to make it easier and more enjoyable for their subscribers to choose what to watch among an exploding number of programming choices,” said Jeff Shell, CEO, Gemstar-TV Guide International. “Further demonstrating the value of our technology, intellectual property, brand and content, the agreement is also important for our TV Guide Channel. Its launch on EchoStar will push the channel close to 80 million subscribers. I am also pleased that we will be able to monetize our C-band, UVTV and SpaceCom businesses, which are not core to our strategic plans going forward. We have consistently said that if we could find a buyer that placed a high enough value on SNG’s subscribers, then we would welcome a sale of the business. While the C-band businesses have been extremely well managed by an outstanding team, they are clearly now more valuable to EchoStar than they are to us.”

EchoStar plans to launch the TV Guide Channel on its most widely distributed programming package, “America’s Top 60.” The TV Guide Channel recently introduced a broad range of new programming, on-air branding, studios and talent, establishing the network as the premier destination for TV viewers who seek recommendations and information on the best programs, hottest stars and latest trends on television. With its vast library of interviews and exclusive behind-the-scenes access, TV Guide Channel provides viewers with a rich array of program information and recommendations to help them make the most of their television experience.

In addition, EchoStar and Gemstar-TV Guide will work together to create a customized version of TV Guide On Demand, which will run within the parameters of satellite technology and is designed to bring new levels of guidance and information to EchoStar’s customers.

EchoStar will also extend the term of its distribution of TVG, the country’s premier interactive horse racing network. TVG is currently included in EchoStar’s basic tier “America’s Top 60” package.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to the Company’s transition to a new management and corporate governance structure; an ongoing SEC investigation and pending litigation; the timely availability and acceptance of new products; the impact of competitive products and pricing; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide and TV Guide Channel are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

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About EchoStar Communications

EchoStar Communications Corporation (NASDAQ:DISH) serves over 9 million satellite TV customers through its DISH Network(TM), and is a leading U.S. provider of advanced digital television services. DISH Network’s services include hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service. DISH Network is the leader in the sale of digital video recorders (DVRs). Headquartered in Englewood, Colo., EchoStar has been a leader for 23 years in satellite TV equipment sales and support worldwide. EchoStar is included in the Nasdaq-100 Index (NDX) and is a Fortune 500 company. Visit DISH Network’s Web site at (www.dishnetwork.com) or call 1-800-333-DISH (3474).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in EchoStar Communications Corporation’s Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and EchoStar Communications Corporation undertakes no obligation to update these forward-looking statements.

Contacts:

Gemstar-TV Guide International

Media: Georgia Juvelis - 212-852-2564

Analysts: Amanda Tappen - 212-852-7333

EchoStar Communications Corporation

Media: Steve Caulk - 303-723-2010

Analysts: Jason Kiser - 303-723-2210